EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Increased Dividend

EDINBURG, Va., Oct. 19, 2010 (GLOBE NEWSWIRE) -- The Board of Directors of Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) declared a cash dividend of $0.33 per share. The dividend is an increase of $0.01 per share or 3% over the 2009 dividend. The dividend will be payable December 1, 2010, to shareholders of record on November 9, 2010.  The total payout to shareholders will be approximately $7.8 million.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services along with many other associated solutions in the Mid-Atlantic United States.

CONTACT: Shenandoah Telecommunications Company
         Adele M. Skolits
         540-984-5161